FINAL EXECUTION COPY

Exhibit 10.1
EMPLOYMENT AGREEMENT
(as amended effective as of July 15, 2013)
EMPLOYMENT AGREEMENT (“Agreement”), originally dated as of June 28, 2010 and amended as of August 23, 2013, between BIOGEN IDEC INC., a Delaware corporation (the “Company”), and GEORGE A. SCANGOS, Ph.D. (the “Executive”).
WHEREAS, the Company and the Executive entered into an agreement, effective as of July 15, 2010, for the Executive to serve as the Company's Chief Executive Officer, and such agreement had a term expiring July 15, 2013, subject to renewal as provided therein; and
WHEREAS, the Company wishes to continue to employ the Executive to serve as the Company's Chief Executive Officer, and the Executive is willing to be employed and serve in such capacity; and
WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions upon which the Executive will continue to be employed on and after July 15, 2013.
THEREFORE, the Company and the Executive hereby agree as follows:

1.	Employment, Duties and Acceptance.
1.1Employment; Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2), to render services to the Company in the capacity of Chief Executive Officer and to perform such other duties consistent with such position (including service as a director or officer of any Affiliate of the Company) as may be assigned by the Board of Directors (the “Board”). The Executive's title shall be Chief Executive Officer. The Executive shall have all of the duties and authorities customarily and ordinarily exercised by executives in the Chief Executive Officer position at entities of the Company's size and nature. The Executive shall be assigned no duties or authorities that are materially inconsistent with, or that materially impair the Executive's ability to discharge, the foregoing duties and authorities. The Executive shall be the most senior officer of the Company and shall report solely to the Board. All other senior officers of the Company shall report directly to the Executive (unless otherwise determined by the Executive, or as required by applicable law or the principles of good corporate governance). The Company agrees (i) that the Executive will remain a member of the Board as of the Effective Date and (ii) to nominate the Executive for re-election to the Board at the expiration of each term of office, and the Executive shall serve as a member of the Board for each period for which he is so elected.
1.2Acceptance. The Executive hereby accepts such employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability and to use the Executive's best efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive's position. The Executive also agrees to devote the Executive's entire business time, energy and skill to such employment, except for vacation time (as set forth in Section 3.5), absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of the Executive's duties hereunder, create a conflict of interest or violate Section 5. The Executive may not serve on the board of directors of any other for-profit business or organization without the prior consent of the Board.

1.3Fiduciary Duties to the Company. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to the Company to act at all times in the best interest of the Company in a manner consistent with the Executive's position. In keeping with the Executive's fiduciary duties to the Company, the Executive agrees that the Executive shall not knowingly become involved in a conflict of interest or potential conflict of interest with the Company, or upon discovery thereof, allow such a conflict or potential conflict to continue, without first obtaining approval in accordance with policies and procedures of the Company.
1.4Compliance with Policies. The Executive shall comply with all duly adopted Company policies in the performance of the Executive's duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him. Without limiting the generality of the preceding sentence, the policies presently applicable to the Executive include the Company's insider trading policy, a policy that requires senior executives to trade in Company stock only pursuant to a Rule 10b5-1 trading plan and the Company's CEO stock ownership requirement (with 5 years from July 15, 2010 to obtain the specified ownership levels).
1.5Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company's headquarters offices in the Boston, Massachusetts area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.
2.Term of Employment.
The term of the Executive's employment under this Agreement (the “Term”) shall commence on July 15, 2013 (the “Effective Date”), and shall end on July 15, 2014, unless extended as provided in the following sentence. On July 15 of each year commencing July 15, 2014, the Term shall be automatically extended for an additional year until July 15 of the following year unless either the Company or the Executive notifies the other party in writing not later than the April 1 of such year that the notifying party has elected not to extend the Term, in which event the Term shall end on July 15 of such year. Notwithstanding the foregoing provisions of this Section 2, the Term shall terminate on the date the Executive's employment is terminated as provided in Section 4 (and, for the avoidance of doubt, such notification shall not preclude a termination of employment pursuant to Section 4 prior to the then scheduled expiration of the Term).

3.	Compensation and Benefits.
3.1Salary. During the Term, the Company agrees to pay to the Executive a base salary, payable in arrears in accordance with the Company's standard payroll practices, at his current annual rate of $1,375,000 (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive's Base Salary will be subject to annual review by the Compensation and Management Development Committee of the Board (the “Committee”) and the Board according to the Company's typical schedule for all senior executives, with future increases subject to the discretion of the Board based on performance. The Base Salary under this Agreement, including subsequent upward adjustments, may not be decreased thereafter without the prior written consent of Executive, except for decreases that do not exceed ten percent and which are applicable to all of the executive officers of the Company. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.
3.2Annual Bonus. For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Biogen Idec Inc. 2008 Performance-Based Management Incentive Plan (the “MIP”) and/or such other annual bonus plan as may be adopted by the Company for senior executives of the Company (collectively, and including the MIP, the “Bonus Program”). The Executive's annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and, except for any applicable Company and individual goals, shall otherwise only be conditioned upon the Executive remaining employed by the Company through the last business day of the calendar year in which the award was earned; provided that nothing contained herein shall be construed to limit the Committee's authority to adjust the Annual Bonus in accordance with the Bonus Program. The Executive's target Annual Bonus under the Bonus Program (the “Annual Bonus Target”) shall be no less than 140% of the Executive's Base Salary for each calendar year that ends during the Term. The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of Company's then-current Bonus Program, provided that the terms and conditions of any such Bonus Program shall be no less favorable to the Executive than to other Company senior executives generally. Payment of any Annual Bonus shall be made in a single lump sum cash within the sooner of 90 days following the end of the performance period and March 15 of the calendar year following the calendar year in which the award was earned.
3.3Long-Term Incentive. The Executive shall be eligible to receive grants under the Biogen Idec Inc. 2008 Omnibus Equity Plan (the “OEP”) or such other long term incentive and/or equity incentive plans as the Company may adopt for its senior executives generally (collectively, and including the OEP, the “LTI Program”) in such amounts as the Committee may determine in its sole discretion, consistent with the LTI Program. Any awards granted to the Executive under the LTI Program shall contain terms and conditions no less favorable to the Executive than to other Company senior executives generally; provided that the foregoing shall not be construed to limit the Committee's discretion to establish individual performance goals applicable to the Executive. The Executive shall be a “Designated Employee” (and have any other similar designation) for all awards granted to him under the LTI Program. Notwithstanding anything to the contrary in the LTI Program or any applicable award agreement, the definitions of Cause, Disability, Involuntary Employment Action and, for purposes of awards granted under the LTI Program, Retirement as provided in this Agreement shall control for all purposes.
3.4Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive's services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
3.5Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the applicable vacation policy, as in effect from time to time. Under the Company's vacation policy in effect as of the Effective Date, the Executive is entitled to take up to twenty days per calendar year.
3.6Employee Savings, Health and Welfare Plans. The Executive (and, to the extent eligible, the Executive's dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans, as in effect from time to time, and on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable).
3.7Clawback. The Executive agrees that any amount payable to him pursuant to the Bonus Program or LTI Program may be subject to repayment in accordance with the Company's clawback policy as set forth in the Bonus Program and LTI Program, as adopted and revised by the Board from time to time, and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement, and will not be considered the basis for an Involuntary Employment Action. In the event that the Company restates its financial statements for any reason, including but not limited to Detrimental Activity (as defined in the MIP and OEP), any amounts paid or payable to the Executive in excess of the amount that would have been paid using the restated accounting during a three-year period preceding the restatement shall be repaid to the Company (or forfeited by the Executive, as the case may be) as soon as reasonably practicable following the Company's written notice to the Executive; provided that the preceding shall not be construed to limit the amount that the Executive is required to repay if the Company's clawback policy requires repayment of a larger amount in the event of such Detrimental Activity.
3.8After-Tax Repayments. Wherever this Agreement, or any Company policy, requires the Executive to repay to the Company any amount previously reported by the Company as taxable compensation to the Executive, except as otherwise required by applicable law, the amount that the Executive is required to repay shall be net of any taxes withheld by the Company from such payment, but the Executive shall promptly pay to the Company any tax refund that he subsequently receives, or the amount by which his tax for the year of repayment is reduced, by reason of deducting such repayment or excluding the original payment from income.
4.Termination.
4.1Employment at Will. It is expressly acknowledged and agreed by the parties that the Executive's employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive's employment at any time and for any reason, or without stated reason. Termination of the Executive's employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of the applicable benefit plan.
4.2Certain Definitions. For all purposes related to the Executive's employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:
4.2.1Affiliate. An “Affiliate” of the Company means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under sections 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable; provided, however, that for purposes of Section 5.2 the term Affiliate shall also include any joint venture or similar entity in which the Company has a material interest.
4.2.2Cause. A termination for “Cause” shall mean termination by the Company of the Executive's employment by reason of the occurrence of any one or more of the following:
(i)fraud or willful misconduct that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;
(ii)insubordination with respect to any reasonable and lawful directive from the Board, other than where the Executive reasonably believes in good faith that such insubordination is in the best interests of the Company;
(iii)malfeasance or non-feasance of duty that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;
(iv)material breach of this Agreement, or any other agreement between the Executive and the Company or any Affiliate;

(v)willful and material violation of any generally applicable written policy of the Company previously provided to the Executive, the terms of which provide that violation may be grounds for termination of employment;
(vi)conduct substantially prejudicial to the business of the Company or an Affiliate, other than where the Executive reasonably believes in good faith that such conduct is in the best interests of the Company; or
(vii)conviction (including entry of a plea of guilty or nolo contendere) of the Executive of any felony.
Notwithstanding the foregoing, Cause as defined in clauses (i) through (vi) shall not exist unless and until (A) the Executive receives at least thirty days' prior written notice of the Company's intent to terminate the Executive's employment for Cause, which notice specifies in reasonable detail the nature of Cause and, except in the case of Cause as defined in clause (i), the actions required to cure the nature of Cause, if curable, (B) such written notice is received by the Executive within 90 days after the Board learns of the nature of Cause, (C) except in the case of Cause as defined in clause (i), the Executive is given at least thirty days to cure the nature of Cause, if curable, and the nature of Cause remains uncured at the end of such period and (D) such termination is pursuant to a resolution adopted at a meeting of the Board by the affirmative vote of a majority of the independent directors then in office to which the Executive (and the Executive's counsel) shall be invited upon proper notice, and which resolution specifies the specific grounds on which the termination for Cause is based, and which grounds must have been set forth in the original written notice or a subsequent written notice given prior to the meeting; provided that the Executive and his counsel shall be excluded from the Board's deliberations. If the Company notifies the Executive of its intent to terminate his employment for Cause and the Executive subsequently resigns, or if following the Executive's resignation the Company discovers the existence of circumstances that would have constituted Cause, and gives the Executive notice of such circumstances not later than two years after the original Termination Date, the Executive may be considered to have been terminated for Cause by a vote of the Board as in the manner described above.
4.2.3Change in Control. A “Change in Control” shall be deemed to have occurred upon the first of the following events:
(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing fifty percent or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction which is a merger or consolidation;
(ii)the election to the Board, without the recommendation or approval of a majority of the incumbent Board (as determined pursuant to the OEP), of directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose election or appointment following the Effective Date is approved by a majority of the members of the incumbent Board shall be deemed to be members of the incumbent Board for purposes hereof, provided further that directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this prong (ii); or
(iii)the occurrence of any other event which a majority of the incumbent Board in its sole discretion determines should be considered a Change in Control under the OEP; provided, however,

that a determination by the incumbent Board that an event constitutes a Change in Control under the OEP by itself shall not be construed to entitle the Executive to any of the payments or other benefits provided in this Section 4 prior to an Involuntary Employment Action.
For purposes of this Section 4.2.3, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person who is properly reporting on Schedule 13G shall not be treated as a Beneficial Owner, and “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include: (A) the Company or any of its Affiliates; (B) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its Affiliates; (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company for purposes of the OEP.
4.2.4Corporate Transaction. A “Corporate Transaction” means any of the following:
(i)a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or an Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert;
(ii)a sale or transfer of all or substantially all of the Company's assets; or
(iii)a dissolution or liquidation of the Company.
Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Committee, the Corporate Transaction shall be deemed to have occurred upon consummation of the tender offer.
4.2.5Involuntary Employment Action. An “Involuntary Employment Action” means the termination of the Executive's employment by the Company without Cause or a resignation by the Executive upon the occurrence of any of the following circumstances:
(i)any material adverse alteration and/or material diminution in the Executive's authority, duties or responsibilities, including a requirement that the Executive report to anyone other than the Board, provided that the failure of the Company's stockholders to elect or re-elect the Executive to the Board shall not be considered an Involuntary Employment Action;
(ii)a reduction of the Base Salary except as permitted herein, or a material reduction in Annual Bonus Target;
(iii)relocation of the offices at which the Executive is employed on the Effective Date which increases the distance between the Executive's residence, which for this purpose is deemed to be in Boston Massachusetts, and such offices by more than 100 miles on a round trip basis, other than relocation of such offices to within 100 miles of San Francisco, California; or
(iv)a material breach by the Company of any provision of this Agreement or any other agreement between the Executive and the Company or an Affiliate.

Notwithstanding the foregoing, a resignation by the Executive shall not be considered an Involuntary Employment Action unless the Executive notifies the Chief Legal Officer or the Head of Human Resources of the Company in writing of the basis for his resignation within 90 days after he becomes aware of the existence of the facts or circumstances constituting an Involuntary Employment Action. Such notice shall set forth in reasonable detail the facts and circumstances constituting the Involuntary Employment Action event and shall provide the Company with thirty days to cure such condition, and if the Company cures such facts or circumstances to the Executive's reasonable satisfaction within such 30 day period a subsequent resignation by the Executive based on such facts or circumstances shall not constitute an Involuntary Employment Action, unless such facts or circumstances recur in which event a new notice shall be given as provided above. The notice also shall specify the date the Executive's termination of employment is to become effective, which date shall be at least 30 days and not more than 90 days after the date the notice is given; provided, however, that after receiving such notice, the Company shall be permitted to terminate the Executive's employment prior to the specified termination date, which termination, unless such termination is for Cause, shall constitute an Involuntary Employment Action. For avoidance of doubt, a termination of the Executive's employment upon the expiration of the Term or thereafter following a notice of non-renewal given by either party shall not constitute an Involuntary Employment Action.
4.3Termination Events.
4.3.1Immediate Termination. Executive's employment and the Term shall terminate immediately upon the occurrence of any of the following:
(i)Death: the death of the Executive;
(ii)Disability: the physical or mental disability of the Executive, as determined under the Company's long-term disability plan or policy then in effect for employees generally, or if no such plan or policy is in effect, a physical or mental disability, such that with or without reasonable accommodation the Executive is unable to perform the Executive's material duties, for a period of not less than one hundred and eighty consecutive days, as determined by a qualified, independent physician jointly selected by the Company and the Executive. If the Company and the Executive cannot agree on the physician to make the determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination; or
(iii)For Cause by the Company: notice by the Company to the Executive of a termination for Cause.
4.3.2Involuntary Termination by the Company without Cause. The Company may terminate the Executive's employment without Cause (which shall constitute an Involuntary Employment Action) upon thirty days prior written notice and, in such event, the Term shall terminate. During such thirty-day notice period, the Company may require that the Executive cease performing some or all of the Executive's duties and/or not be present at the Company's or its Affiliates' offices and/or other facilities.
4.3.3Resignation by the Executive. The Executive may resign the Executive's position (i) voluntarily and other than due to an Involuntary Employment Action or Retirement (as defined below), which shall be effective ninety days following written notice to the Company of the Executive's intent to so resign, (ii) due to an Involuntary Employment Action, effective in accordance the provisions of such definition, or (iii) due to “Retirement” (which means the Executive's voluntary termination of employment with the Company other than due to an Involuntary Employment Action, including in connection with a notice of non-renewal of the Term, on or after he attains age 65 and does not obtain other employment at a for-profit company), effective seventy-five days following written notice to the Company of Executive's intent to so resign and, in such event, the Term shall terminate. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.
4.3.4Definition of Termination Date. The date upon which the Executive's employment and the Term terminate pursuant to this Section 4 shall be the Executive's “Termination Date” for purposes of this Agreement. In the event that the termination of the Executive's employment does not constitute a “separation from service” as defined in section 409A of the Code, the Executive's rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to section 409A of the Code shall be paid until the Executive incurs such a separation from service (or until six months after such separation if the Executive is a specified employee as defined in Section 10.1), and any amounts that would otherwise have been paid prior to such date shall be paid instead, in lump-sum with interest at the six-month LIBOR rate in effect on the Termination Date, as soon as reasonably practicable after such date.
4.4Payments Upon a Termination Event.
4.4.1Entitlements Upon Termination For Any Reason. Following any termination of the Executive's employment, including an expiration of the Term, the Company shall pay or provide to the Executive, or the Executive's estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):
(i)Base Salary earned through the Termination Date;
(ii)a payment representing the Executive's accrued but unused vacation;
(iii)reimbursement of all business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date; and
(iv)any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company's employee benefit plans, programs, policies or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (collectively, the “Company Arrangements”).
4.4.2Payments Upon Termination by Reason of Death, Disability or Retirement. In the event that the Executive's employment is terminated by reason of death, Disability or Retirement, the Company shall pay or provide to the Executive or the Executive's estate:
(i)the Accrued Obligations;
(ii)the Executive's Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs;
(iii)solely in the case of a termination by reason of death or Disability, an amount equal to the Executive's Annual Bonus Target for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during the year that he was employed and the denominator of which is 365, paid within the sooner of ninety days after the Termination Date or March 15 of the year following the year in which the Termination Date occurs (a “Pro Rata Annual Bonus”);

(iv)solely in the case of a termination by reason of death or Disability, all outstanding awards, including but not limited to Cash-Settled Performance Shares, other performance shares and Market Stock Units, under the LTI Program shall vest in full (at target) upon the Termination Date, notwithstanding anything to the contrary in any LTI Program or agreement, and all options, stock appreciation rights, or other awards that require exercise by the Executive shall remain exercisable by the Executive or his legal representative until the earlier of one year after the Termination Date or the original expiration date; and
(v)if such termination is due to the Executive's Retirement, all outstanding awards, including but not limited to Cash-Settled Performance Shares, other performance shares and Market Stock Units, under the LTI Program shall continue to vest as if the Executive had remained employed by the Company for the duration of the vesting period of the respective award, and shall be settled, subject to the achievement of any applicable performance criteria, in the installments and on the original vesting dates established at the time of grant of such awards, and all options, stock appreciation rights, or other awards that require exercise by the Executive shall remain exercisable by the Executive or his legal representative until the earlier of three years after the Executive's Retirement or the original expiration date.
4.4.3Payments Upon Termination Due to an Involuntary Employment Action Prior to, or More than Two Years After, a Change in Control or Corporate Transaction. Following a termination of the Executive's employment due to an Involuntary Employment Action that occurs either prior to, or more than two years after, a Change in Control or Corporate Transaction, the Company shall pay or provide to the Executive:
(i)the Accrued Obligations;
(ii)the Executive's Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs;
(iii)a Pro Rata Annual Bonus as defined in Section 4.4.2(iii), but calculated based upon the Company's actual achievement of the Company goals for the year and assuming 100% achievement of the Executive's individual goals and paid when Annual Bonuses are paid to active employees;
(iv)an amount equal to the sum of the Executive's Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by two, paid in a lump sum within the sooner of ninety days after the Termination Date or March 15 of the year following the year in which the Termination Date occurs;
(v)if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the difference between the premium that would normally be charged under COBRA and the premium for comparable health coverage charged to active employees, which health coverage may be continued until twenty-four months following the Termination Date as if the maximum period for COBRA coverage were twenty-four rather than eighteen months; provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer's plan or the Executive becomes eligible for coverage under Medicare prior to twenty-four months following the Termination Date;
(vi)all outstanding awards, including but not limited to Cash-Settled Performance Shares, other performance shares and Market Stock Units, under the LTI Program shall continue to vest as if the Executive had remained employed by the Company for the duration of the vesting period of the respective award, and shall be settled, subject to the achievement of any applicable performance criteria, in the installments and on the original vesting dates established at the time of grant of such awards, and all options, stock appreciation rights, or other awards that require exercise by the Executive shall remain exercisable by the Executive or his legal representative until the earlier of three years after the Executive's termination or the original expiration date; and
(vii)senior executive level career transition assistance services by a firm selected by the Company for a period of nine months following the Termination Date.
4.4.4Payments Upon Termination Due to an Involuntary Employment Action After a Change in Control or Corporate Transaction. Following a termination of the Executive's employment due to an Involuntary Employment Action occurring within the two-year period following a Change in Control or Corporate Transaction, the Company shall pay or provide to the Executive, in lieu of the amounts described in Section 4.4.3:
(i)the Accrued Obligations;
(ii)the Executive's Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs;
(iii)a Pro Rata Annual Bonus as defined in Section 4.4.2(iii), paid in a lump sum within the sooner of ninety days after the Termination Date or March 15 of the year following the year in which the Termination Date occurs;
(iv)an amount equal to the sum of the Executive's Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by two, paid in a lump sum within the sooner of ninety days after the Termination Date or March 15 of the year following the year in which the Termination Date occurs;
(v)if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the difference between the premium that would normally be charged under COBRA and the premium for comparable health coverage charged to active employees, which health coverage may be continued until twenty-four months following the Termination Date as if the maximum period for COBRA coverage were twenty-four rather than eighteen months; provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer's plan or the Executive becomes eligible for coverage under Medicare prior to twenty-four months following the Termination Date;
(vi)all outstanding awards, including but not limited to Cash-Settled Performance Shares, other performance shares and Market Stock Units, under the LTI Program shall continue to vest as if the Executive had remained employed by the Company for the duration of the vesting period of the respective award, and shall be settled, subject to the achievement of any applicable performance criteria, in the installments and on the original vesting dates established at the time of grant of such awards, and all options, stock appreciation rights, or other awards that require exercise by the Executive shall remain exercisable by the Executive or his legal representative until the earlier of three years after the Executive's termination or the original expiration date; and

(vii)senior executive level career transition assistance services by a firm selected by the Company for a period of nine months following the Termination Date.
4.4.5Sections Mutually Exclusive. Sections 4.4.2, 4.4.3 and 4.4.4 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section.
4.5Treatment of LTI Grants. Except as otherwise provided in Sections 4.4.2(iv) and (v), 4.4.3(vi) and 4.4.4(vi), the effect of a termination of employment for any reason upon the vesting, exercisability or payment of any outstanding grant under the LTI Program shall be determined exclusively under the applicable plan document and award agreement.
4.6Payments Conditioned Upon Release. Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company in substantially the form attached hereto as Exhibit A. Such release shall be executed and returned to the Company within the period of time specified in the release, but in no event later than a date determined such that the revocation period for the release shall expire by the sooner of ninety days after the Termination Date or March 15 of the year following the year in which the Termination Date occurs. Subject to Section 10.1, any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest. If the Executive fails to execute the release within the specified period, or revokes the release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited. Notwithstanding the foregoing, in the event that the period for consideration of the release and the revocation period crosses two calendar years, no payment shall be made prior to the expiration of the revocation period, regardless of the date the release is signed. Further notwithstanding the foregoing, the Company may in its discretion change the timing of the payment of any amounts to the extent such amounts are not subject to section 409A of the Code.
4.7280G Modified Cap.
4.7.1Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Executive has the right to receive from the Company (including the value of any equity rights which become vested upon a Change in Control or Corporate Transaction) (each, a “Payment” and, collectively, the “Total Payments”), would constitute a “parachute payment” as defined in section 280G(b)(2) of the Code, the Executive shall receive the Total Payments unless the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income and employment taxes payable by the Executive and the amount of any excise taxes payable by the Executive under section 4999 of the Code that would be payable by the Executive (the “Excise Taxes”)) has a lesser aggregate value than the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income and employment taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.
4.7.2The determination of whether Section 4.7.1 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) and reasonably acceptable to the Executive. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.7.3If the Executive is to receive Reduced Payments and subject to Section 10.3, the Total Payments payable will be reduced or eliminated in the following order: (1) cash payments, (2) taxable benefits, (3) nontaxable benefits and (4) accelerated vesting of equity awards.
4.7.4It is possible that, after the determinations and selections made pursuant to this Section 4.7, the Executive will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 4.7.1 (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final non-appealable judgment, that an Excess Payment has been made, then the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is finally determined (x) by a court of competent jurisdiction or the Internal Revenue Service or (y) by the Accounting Firm upon request by either the Company or the Executive, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive (but in any event within ten days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 4.7.1 not been applied until the date of payment.
4.8No Mitigation. Upon termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company.
4.9Repayments by the Executive Upon Any Termination. Any amounts owed by the Executive to the Company at termination are repayable in full within the sooner of thirty days of employment termination or by the end of the year in which employment terminates. The Company will deduct, withhold and/or retain all or any portion of the amount owed from the Accrued Obligations, to the extent permitted under applicable law. The Executive remains liable to the Company for any amounts in excess of the sums so deducted, withheld and retained by the Company.
5.Protection of Confidential Information; Non-Competition and Non-Solicitation.
5.1Confidential Information. The Executive has entered into and hereby reaffirms his agreement to the Company's standard Employee Proprietary Information and Inventions and Dispute Resolution Agreement, which agreement, without limitation, protects the Company's intellectual property and goodwill and prohibits solicitation of the Company's employees for two years following termination of the Executive's employment for any reason. Any material breach by the Executive of such agreement shall be considered a breach of this Agreement, and Cause for termination of employment. The covenants of such agreement shall be considered covenants of this Section 5.1 for purposes of Sections 5.3, 5.4, 5.6 and 5.7 of this Agreement.
5.2Non-Competition. During the Executive's employment with the Company and for a period of two years after the termination of the Executive's employment with the Company for any reason (including any termination following the expiration of the Term), the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in the development, production, testing, marketing or sale of products that compete (or, upon commercialization, could compete) with products of the Company (or any Affiliate) being developed, produced, tested, marketed or sold before or during the Executive's employment with the Company (or any Affiliate) or as of the Termination Date, or that, as of the Termination Date, are anticipated to be developed, marketed, produced, tested or sold and of which the Executive, as of the Termination Date, has actual knowledge, whether such engagement shall be as an officer, director, owner, employee, partner, member, manager, consultant, investor, lender, advisor or in any other capacity. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business, or from continuing to hold (but not to increase) his current ownership of stock and options of Exelixis, Inc.
5.3Remedies and Injunctive Relief. If the Executive materially breaches or threatens to materially breach any of the provisions of Section 5.1 or 5.2 hereof, the Company (or any Affiliate(s)) shall be entitled to injunctive relief (including as may be appropriate in the particular circumstances a temporary restraining order, a preliminary injunction, a permanent injunction or any other form of injunctive relief) to prevent or stop such breach or threatened breach, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company (or such Affiliate(s)) in addition to money damage and that money damages alone may not provide a complete or adequate remedy to the Company (or such Affiliate(s)), it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company (or such Affiliate(s)) under law or in equity.
5.4Severability. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
5.5Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.
5.6Modification by Court. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
5.7Modification by One Court Not to Affect Covenants in Another State. In the event that the courts in any state or country hold any of the covenants contained in Section 5.1 or 5.2 unenforceable in whole or in part by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to relief from the courts of any other states or countries, the above covenants as they relate to each state or country being for this purpose severable into diverse and independent covenants.
6.Indemnification.
The Executive shall be entitled to be indemnified by the Company against any claims brought against him arising from his employment with, or provision of services to, the Company, and to have his defense expenses promptly advanced subject to a repayment obligation, to the maximum extent provided in the Company's articles of incorporation, by-laws and applicable Delaware law (each in effect as of the date hereof or as may be subsequently amended to provide the Executive with more favorable treatment), and to be covered by the Company's directors and officers liability policy, in the same manner and to the same extent as other current and former officers and directors of the Company.

7.Notices.
7.1Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after having been sent by overnight courier or three days after having been mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
BIOGEN IDEC INC.
133 Boston Post Road
Weston, MA 02493
Attention: General Counsel
If to the Executive, to the Executive's principal residence as reflected in the records of the Company.
With a copy, which shall not constitute notice, to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Frederick D. Baron
8.General.
8.1Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. For any court action permitted by Section 8.2, each party consents to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, waives any objection to personal jurisdiction or venue in any such court and waives the right to file a motion to stay such action in favor of any proceeding in, or to transfer such action to, any court located in any other state or country.
8.2Arbitration. Any dispute arising directly or indirectly out of or relating in any way to this Agreement, the breach thereof, the Executive's employment with the Company or the termination of that employment shall, to the fullest extent permitted by law, be settled by final and binding arbitration in any forum agreed upon and in accordance with any rules agreed upon by the parties, or, in the absence of agreement on a forum or on rules, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In no event, however, shall any arbitration authorized by this Agreement be conducted as a “class arbitration.” Judgment upon any award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction. This Section 8.2 shall be specifically enforceable. Notwithstanding the foregoing, in the event of any breach or threatened or imminent breach of Section 5.1 or Section 5.2 of this Agreement or of the Executive's Employee Proprietary Information and Inventions and Dispute Resolution Agreement, neither this Section 8.2 nor any other provision of this Agreement nor any other alternative dispute resolution provisions agreed to by the Company and the Executive, shall preclude the Company from pursuing a court action for the purpose of obtaining a temporary restraining order, a preliminary injunction or other preliminary equitable relief; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section

8.2. All of the fees and costs of the arbitration provider shall be borne by the Company. A prevailing party in any arbitration shall be entitled to an award, as determined by the arbitration provider, to recover reasonable attorneys fees and costs.
8.3Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
8.4Entire Agreement; Non-Exclusivity. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein.
8.5Assignability.
8.5.1Nonassignability by Executive. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
8.5.2Assignability by Company. The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted; provided, however, that no assignment pursuant to this Section 8.5.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.
8.5.3Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated his employment in an Involuntary Employment Action following a Change in Control or Corporate Transaction, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.6Survival. The respective rights and obligations of the parties hereunder, including under Sections 3, 4, 5, 6 and 8, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.
8.7Amendment; Waiver; Inconsistencies. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy or arrangement of the Company or any of its Affiliates, or any provision of any agreement, plan or corporate governance document of any of them, the provisions of this Agreement shall control unless this Agreement provides otherwise or the Executive otherwise agrees in a writing that expressly refers to this Agreement. The Company agrees not to impose any restrictions, enforceable by injunction, on the Executive's post-employment activities, other than those expressly set forth in this Agreement.
8.8Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.
8.9Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties, each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. The Company shall reimburse the Executive for reasonable attorneys' and other professional fees incurred by the Executive in reviewing and negotiating this Agreement, up to a maximum of $15,000. Such reimbursement shall be made within thirty days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses.
9.Free to Contract.
9.1Executive Representations and Warranty. The Executive represents and warrants to the Company that the Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of the Executive's duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive's employment by the Company hereunder, except as disclosed in this Agreement.
9.2Authority. The Company represents and warrants to the Executive that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it and under the programs, plans and arrangements referred to in it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

10.Code Section 409A Legal Requirement.
10.1Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive's Termination Date, then, to the extent any payment under this Agreement or any Company Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 10.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day following the sixth month anniversary of the Executive's Termination Date and (ii) the Executive's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, plus interest at the six-month LIBOR rate in effect on the Termination Date, as soon as reasonably practicable following the sixth month anniversary of the Executive's Termination Date.
10.2Application of Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.
10.3Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
BIOGEN IDEC INC.

By:/s/ Robert W. Pangia
Director

EXECUTIVE

/s/ George A. Scangos
George A. Scangos, Ph.D.

Exhibit A
Form of Release
GENERAL RELEASE OF CLAIMS
This General Release of Claims (“Release”) is entered into as of this _____ day of __________, 20__, between GEORGE A. SCANGOS, Ph.D. (“Executive”), and BIOGEN IDEC INC., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Employment Agreement (as amended effective as of July 15, 2013) dated as of [DATE OF AGREEMENT] (the “Employment Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive's execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters relating to potential claims by the Executive relating to his prior employment by the Company.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Employment Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.General Release of Claims by Executive. Executive, on behalf of himself and his heirs, executors, administrators, successors, agents and assigns, hereby fully and without limitation releases and forever discharges the Company, and (as the case may be) its present and former shareholders, parents, owners, members, partners, subsidiaries, divisions, affiliates, officers, directors, agents, employees, consultants, contractors, customers, clients, insurers, representatives, lawyers, predecessors, successors and assigns, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1986, as amended, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (“Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), arising under federal, state or local law from the beginning of time to the Effective Date of this Release (as defined below), including, without limitation and by way of example only, any and all claims arising directly or indirectly out of, relating to or in any other way involving in any manner whatsoever Executive's employment by the Company or the separation thereof; any and all claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation or liability in tort; claims of any kind that may be brought in any court or administrative agency; and any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Law (Mass. Gen. Laws ch. 151B et seq.), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149, §§148 and 150), the Fair Labor Standards Act, as amended, any other federal and state wage and hour laws, the Americans With Disabilities Act, as amended, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Law, each as amended, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act and/or any other local, state or federal law, rule or regulation governing employment, discrimination in

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employment, workplace safety or the payment of wages and benefits. Executive represents that there are no lawsuits pending by Executive against Releasees and/or promises to dismiss any and all lawsuits that Executive might have filed against Releasees. Executive expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)
Executive's right to file or participate in the investigation of any administrative discrimination charge. However, Executive gives up any right to any money or other personal benefit from any such charge;

(ii)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)	Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

(iv)	Claims pursuant to the terms and conditions of the federal law known as COBRA;

(v)
Claims for indemnity under the Employment Agreement, the bylaws of the Company, as provided for by Delaware law, any applicable written agreement with the Company or an insurance policy with respect to Executive's liability as an employee, director or officer of the Company; and

(vi)	Claims based on any right Executive may have to enforce the Company's executory obligations under the Employment Agreement or any of the award agreements described in Section 3.
2.Promise Not to Sue. Executive promises not to sue the Company or any Releasee for, or otherwise assert against the Company or any Releasee, any claims covered by the General Release contained in Section 1 hereof and not excluded by the release exclusion sub-sections of Section 1 hereof, in any forum for any reason arising prior to the Effective Date of this Release (as defined below). This promise not to sue or assert claims is separate from and in addition to Executive's promises in Section 1 of this Release. Notwithstanding this promise not to sue or assert claims, Executive may bring a claim against the Company to enforce this Release or to challenge the validity of this Release under the ADEA, or any claim arising after the Effective Date of this Release. If Executive hereafter commences, joins in or in any manner seeks relief through any suit against the Company or any Releasee in violation of this Release, Executive shall be liable to the Company and the Releasees for their reasonable attorneys' fees and other litigation costs incurred in defending against such a suit, in addition to any other damages caused to the Company or Releasees thereby.
3.Equity Awards. Executive currently holds the [Restricted Stock Units and Market Stock Units] granted under the Company's 2008 Omnibus Equity Plan or its successor (the “Plan”) and listed on Annex A hereto and no others. Executive's and the Company's rights with respect to such awards shall be as set forth in the Plan and the award agreements, as modified by the Employment Agreement, pursuant to which such awards were granted.
4.Confidentiality of Release. Except as may be required by law or court order, none of Executive, his attorney or any person acting by, through, under or in concert with them shall disclose the

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terms of this Release to any individual or entity other than their immediate family and accountants or tax preparers as may be necessary. In the event that a disclosure authorized by this Release is made, Executive shall inform the person to whom information is disclosed of the confidential nature of this Release and that, upon being informed of the terms of this Release, the person shall be equally bound by the provisions of this paragraph.
5.Review and Effective Date.

(a)	Release Is Knowing and Voluntary. Executive understands, agrees and acknowledges that he:

1.	has carefully read and/or had read to him and fully understands all of the provisions of this Release;

2.	knowingly and voluntarily agrees to all of the terms set forth in this Release; and

3.	knowingly and voluntarily intends to be legally bound by the same.

(b)
21-Day Consideration Period. Executive acknowledges that the Company has offered him twenty-one (21) days to consider the terms and conditions of this Release, and to decide whether to sign and enter into this Release. In the event that Executive elects to sign this Release prior to the expiration of the twenty-one (21) day period, he acknowledges that in doing so he will voluntarily waive the balance of the twenty-one (21) days permitted. Executive understands and agrees that any changes to the initially drafted terms of this Release are not material and shall not restart the running of this twenty-one (21) day period. [45 DAYS OR SUCH OTHER PERIOD AS REQUIRED BY ADEA OR OTHER APPLICABLE LAW MAY BE SUBSTITUTED FOR 21 DAYS].

(c)
7-Day Revocation Period. Executive has seven (7) days after his execution of this Release to revoke his acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to [INSERT COMPANY REPRES. NAME]. The Parties acknowledge and agree that this Release is neither effective nor enforceable and the Company is not obligated to perform the promises contained herein or in the Employment Agreement in the event that the Release is revoked or until expiration of the seven (7) day revocation period, the “Effective Date” of this Release. [SUCH OTHER REVOCATION PERIOD AS REQUIRED BY ADEA OR OTHER APPLICABLE LAW MAY BE SUBSTITUTED FOR 7 DAYS].

6.Advice of Counsel. Executive has had the advice of independent legal counsel of his own choosing in negotiations for and the preparation of this Release. Executive has carefully read the provisions of this Release and is fully apprised of and understands the provisions of this Release and their legal effect and consequences. Executive has executed this Release after careful and independent investigation, and affirmatively warrants that he is not executing this Release under fraud, duress or undue influence.
7.Integration. This Release, the Employment Agreement, the Employee Proprietary Information and Inventions and Dispute Resolution Agreement, the Plan, [the Restricted Stock Unit Agreement(s)] and [the Market Stock Unit Agreement(s)] set forth the final, sole and entire agreement between Executive and the Company and supersede any and all prior agreements, negotiations, discussions or understandings between Executive and the Company concerning the subject matter of this Release. This

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Release may not be altered, amended or modified, except by a further writing signed by Executive and a member of the Board of Directors of the Company.
8.Miscellaneous Provisions.
(a)The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
(b)This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the Commonwealth of Massachusetts. The language in this Release shall not be construed for or against any particular party.
(c)This Release may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. The Parties agree to accept a signed facsimile or “PDF” copy of this Release as a fully binding original.
(d)This Release shall apply to, bind and inure to the benefit of the Parties and their respective successors and assigns.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Release on the dates indicated below.

EXECUTIVE	BIOGEN IDEC INC.
By:
George A. Scangos, Ph.D.
Its:
Dated:	Dated

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ANNEX A
[LIST OUTSTANDING EQUITY AWARDS]

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